LOGO
MACDERMID  INCORPORATED
245  FREIGHT  STREET      WATERBURY,  CT  06702


July  25,  2002



       A LETTER TO MACDERMID SHAREHOLDERS FROM DAN LEEVER, CHAIRMAN & CEO


Dear  Shareholders,

A letter to the shareholders mid year is a bit unusual. However I believe the times are such that a thoughtful communication directly to you now is important. The markets are in turmoil; the very fabric of corporate America is threatened by unscrupulous practices of a few well-known companies. The very world we live in has been changed forever by the tragic events of September 11. I have spent many, many hours over the last six months considering the changed environment. My conclusion is, the world has changed, perhaps permanently. My belief is so fundamental, I feel compelled to share it with you now because it has profound impact on our strategy.

A year in review. Several events occurred in the last year that I would have thought impossible.

- SEPTEMBER 11. This tragedy was so shocking and unanticipated; it changed forever our view of previously unthinkable downside risks. These risks were thought so unlikely that the insurance industry charged no premium for terrorist coverage.

- THE "100-YEAR FLOOD" IN THE ELECTRONICS INDUSTRY. I would have bet almost anything that the end market demand in printed circuits would never decline by 50%. I have been in and around this industry for more than 20 years. During that time we never saw more than a 15% or so decline.

- THE TYCO FALL FROM GRACE. Some of the famous corporate failures, most recently WorldCom and before that Enron were in such different worlds than we at MacDermid live in that we didn't pay too much attention to their failures. But Tyco was different. Tyco is a customer of ours, a company I watched carefully. I believe the ultimate problem Tyco ran into was trying to grow too fast through acquisitions that weren't accretive enough. Much more on that later.

CORPORATE AND MANAGEMENT INTEGRITY. MacDermid has always taken pride in maintaining the highest standards of integrity. To me there is nothing more important than trust in the facts as we present them to you. The MacDermid philosophy written 40 years ago this year makes this point clearly. "First and foremost, we expect of you fundamental honesty - honesty with yourself, with your company and with all those with whom you interact, whether they be associates within our organization, our customers or society in general. You can expect from us as a company, complete honesty in whatever we do. Your assignments will never compromise the principles of honesty and common decency, which we expect you as an individual to uphold." This is not an equivocal statement.  One  can't  be  partly  honest.  Either  you  are  honest  or  not.



                              CORPORATE GOVERNANCE

Let's review corporate governance at MacDermid. We will submit a more complete report in the annual report, but here are some of the more important areas starting with the Board of Directors.

     BOARD OF DIRECTORS - All directors except me are completely independent, by any definition.

     BOARD COMPENSATION. The Board currently voluntarily takes 100% of their compensation in options in MacDermid stock. 100%! I do not serve on any of our director's boards.

     THE AUDIT COMMITTEE. Made up of all five of the outside directors indicating how important they view it. All members are financially literate, two work every day in financial services, one is a former auditor. The audit committee meets regularly with our outside auditors privately.

     STOCK OPTIONS ARE RECOGNIZED AS AN EXPENSE. All subject to shareholder approval. Our current plan is indexed and performance based.

     CEO COMPENSATION - 100% performance based. Contract and severance benefit plan for the CEO? None.

Corporate governance is a serious issue at MacDermid, but it is not new. Our governance philosophy has been reflected in how our Board of Directors function for many years, far before my time. We understand clearly, I work for you, and our directors represent your interests. It's a duty we take seriously.

GAMING THE SYSTEM. I really wonder why we as a society should be so surprised that there has been a rush of disclosure of corporate improprieties of late. "Professional investors" have been colluding with corporate management for years. The most obvious example is analyst's estimates. Analysts ask management to "give guidance" each year as to expected earnings. To the extent the actual results "miss analysts projections" by even a penny a share, management is crucified. As a corporate insider I can assure you there is no possible way to forecast that accurately. The only way this system can work, and EVERYONE in the system knows this, is to "game the system". That is, to build up "cookie jar" reserves and then let them out when needed to "make" the numbers. Imagine the pressure not to miss the numbers! This happens every quarter in many, many, public companies in America. The step to fabricating the numbers isn't a large one. The investing public shares in the blame by expecting companies to show perfect, linear growth quarter after quarter, year after year. The real world isn't like that. The more corporate management is pushed to report unnatural results the closer they inevitably come to the edge of malfeasance. There are many other examples of practices we should question, non-recurring charges that happen almost every year, acquisition charges that sweep costs under the rug, and of course stock options. We continue to practice the charade that stock options are not an expense. I find the arguments against expensing options to be laughable, but nevertheless here we have The Business Round Table making such an argument, and we wonder why there is distrust of corporate America? A word about pension income recognition in the reported profits of the company. MacDermid has never, and would never, count pension income as profit to the company. We find such treatment reprehensible. Our investment growth rate assumption is regularly reviewed. It was reduced this year from 9% to 8%.

What is the point of this? We have been criticized for years because we won't play the game. We don't spend significant time and resources chasing the "professional investors". We don't give guidance. We recognize stock options as an expense, and we consistently follow the proper "spirit" of the accounting rules. Now there is an argument being put forth by some CEO's that they shouldn't have to certify financial statements? Go figure! The last I heard it was my primary responsibility to insure integrity in our communication with you including the accuracy of our reported numbers. O.K, is a slip up possible? Of course. It is impossible to be absolutely certain every entry is properly recorded in a multi-national complex company. However, if a material slip up does occur, I cannot say it's not my fault because I didn't know about it. It's my job to be as certain as possible that the philosophy of following the spirit of proper accounting is followed. I reinforce this constantly with Greg Bolingbroke our Controller, John Malfettone our CFO, and our corporate leadership team. However I cannot say follow the spirit of the accounting rules in one breath, and ask them to smooth earnings in the next. You either are consistent or not.

BALANCE SHEET RISK. What are the implications of the "new reality" of September 11 and 100-year floods? I believe we must be more conservative if there is a greater likelihood of greater amplitude in the ups and downs of the business cycle. For ten years we have held a debt to EBITDA ratio policy of 3.5X. This policy was severely tested during the 100-year flood in the electronics business. In the end, the strength of our business model showed through. At the worst period just after September 11, our ratio hit 3.7X. This quarter we were back under 3.5X. Had the high yield market not welcomed us last year it would have been far more difficult. Keep in mind our starting point. We are concentrated owners of MacDermid. Most of us have a large percentage of our net worth in MacDermid stock. To us it is FAR more important that we survive as an entity in a generational time frame, than it is to perform at higher levels that additional leverage might allow. We have always thought capital structure, the amount of shareholders investment combined with debt, was important. It still is, but in a different way. I now believe capital structure matters to us most if we have too much debt. Having too little debt does not appear to be a problem. Here's our logic. We ran models using modest growth assumptions to forecast future years under two scenarios, a capital structure with debt to EBITDA ratios, 3.5X and 2.5X. All else was held more or less equal. The resulting earnings per share might be surprising to you. The difference in earnings per share 7 years in the future was not material, primarily due to a lower interest rate at lower amounts of leverage. I now believe we should target a ratio of 2.5X debt to EBITDA with a not to exceed of 3.0X. We believe this financial policy when achieved, could gain us "investment rating" by the rating agencies. Lower leverage is important for two reasons. It would give us significant additional comfort regarding survival of the entity even in the worst imaginable future situation, and our borrowing costs would be lower as investment grade debt carries lower interest rates.

LOGICAL FALLACY. The Tyco example illustrates what I refer to as a "logical fallacy". A logical fallacy is something that makes perfect sense but is simply not true. Much of the herd mentality surrounding the dot com bubble is a good example. I learned long ago from Tom Smith our retired lead director, that one must think deeply about "common wisdom" and make your own conclusion. The fact is, in my view, "common wisdom" while usually logical, is often wrong. The Tyco example relates to size and acquisitions. Tyco with Wall Street's applause all along the way, became an earnings growth juggernaut in the 90's by using an inflated stock as currency to acquire companies. They ultimately acquired more than 1,000 companies as they grew from less than $3 billion to $36 billion in a ten-year period. Here's the fallacy. If you are managing from a perspective of ten years and then bailing out, this approach could work. But, if you are managing with a generational perspective the power of compounding gets to you. Here's the logic. The larger you get the larger the acquisitions you have to make to have an impact, and the more you have to pay for those acquisitions. Tyco ended up doing multi billion dollar acquisitions to add a few pennies a share, proforma! It was simply impossible to keep compounding at that rate forever. Scale. Would you rather own a $20 share of a $20 billion company or a $20 share of a $1 billion company? Assume both were equally diversified and had similar financial characteristics. I believe 9 out of 10 people would give the logical fallacy answer, the larger company, right? Wall Street's common wisdom says so, that's why larger companies generally trade at a higher price earnings multiple. Let's look at little deeper. Say each company can grow 7% internally and wants to grow an additional 7% through acquisitions. By only the 7th year, the $20 billion company, now a $50 billion company, would have to acquire revenues of $3.5 billion PER YEAR to maintain 7% growth from acquisitions.
Meanwhile the $1 billion company, now a $2.5 billion company would have to acquire $175 million to keep pace. Tyco's reality was frightening. They spent more that $20 billion in acquisitions in 2001 alone. Actually it is even more pronounced than that because of what I call illiquidity discount in acquisitions. I believe acquisition multiples are reduced as the size of acquisitions go down because there are fewer buyers. For a $1 billion acquisition many, many buyers will potentially be available, for $100 million many less, and for $10 million very few indeed. There might be as much as 100% difference in acquisition multiple from $10 million to $1 billion. Think of the risks. What can go wrong in a $1 billion acquisition? More than in a $10 million one? Yes indeed. I believe Wall Street's common wisdom has it completely backwards. The larger a company is, the lower it's multiple should be.

This theory has profound impact on MacDermid's strategy. We must answer the question should we gear up to have the capacity for large acquisitions (relatively)? Or should we concentrate on making the best of what we have supplementing our current businesses with small bolt on acquisitions from time to time. I certainly gave away my hand with the preceding discussion. I believe our road to prosperity lies in building very modestly and incrementally from our base, especially if we measure success in per share terms, with a generational time frame. We need to only ask the question, would we rather MacDermid grow from $700 million to $7 billion in revenues, or grow our stock price from $20 per share to $200 per share. We had a ten-bagger once, why not try again, especially if it is an incremental effort! There is a further complication. MacDermid generates a lot of cash. This year we hope to generate over $80 million in owner earnings, or free cash flow, for about 11% of sales. Probably a better number over time is 8%. Why is this? Because we spend less than others leading to higher margins, and our capital spending is far less than others. We believe we can operate MacDermid long-term with maintenance cap ex at 1% of sales and total of 2% of sales. If our competition spends 6% or 8% on cap ex, we have a 4% to 6% OF SALES advantage. That is huge. That means that under an incremental approach we can acquire companies for cash, and still generate free cash either to reduce debt or buy back shares. With a policy of a ratio of 2.5X debt to EBITDA, we can review the circumstances each year. Excess cash invest; less excess cash invest less. Once our debt reduction brings us to our new policy target, internally generated cash is best used in two ways. Invest in yourself by buying back shares, or making acquisitions. There is one caveat to this incremental strategy. If the depressed market continues, especially in electronics, there may be a once in a life time opportunity to acquire a competitor at a very attractive value. We would be remiss not to leave open the door in the short term to an opportunity like this. You can be assured though that if we did vary from this policy, the rationale would be so clear that any observer would agree with our approach.

I can hear you now, "wait a minute Dan, you tripled the size of MacDermid in the last three years. What's different now"? In a word, everything. Three years ago we were very concentrated in the electronics chemical business. As I described in last years annual shareholders message, we believed we faced a strategic necessity to spread our cash flows more evenly. That's done. Our business mix does not require a major adjustment. So, we now have choices that we didn't believe we had three years ago.

In order to properly decide on a long-term strategy one first has to consider the starting point. What is the strategic positioning of our businesses? Let's review each of our businesses.

GRAPHIC ARTS OR AS WE NOW CALL IT, PRINTING SOLUTIONS. This is a fine business, especially now that it has been "MacDermidized". Stephen Largan and his management team in the Americas have done an outstanding job of repositioning this business. With revenues just under $300 million, overall generating high teens operating margins and excellent cash flow, Printing Solutions is split three ways. The largest piece by far is flexographic photopolymer plates. We have leading share in North America and are #2 worldwide. Our strategic positioning is very strong. We call our strategy bookend; high need for innovation on the front end and high requirement for technical service on the back end. The product line should grow faster than GDP as flexo continues to grow at the expense of other types of printing. Offset printing blankets is more of a materials business. We are tied for second place in world share, with a leading share in Europe, where Gerard Loeb and his management team is struggling to overcome a difficult market. This business is more cyclical and not as profitable as the plates business, but generates good cash flow. Our European position is pretty strong and we have an important new type of blanket being introduced that could make this business much more attractive. Finally in Printing Solutions is ColorSpan, the digital printing business. It is now cash flow neutral and generated an operating profit every month of the June quarter. ColorSpan has a potentially attractive niche position in the wide-format digital printing market. Overall, Printing Solutions is a very attractive business.

ADVANCED SURFACE FINISHING, our historical business, with revenues of about $325 million is an outstanding business, although the performance isn't as clearly visible without understanding the current market circumstances. Three world class managers lead this business, the veteran Pete Kukanskis who is responsible for Asia and R&D, Massimo Garzone of Europe, and Mike Siegmund who has had the thankless task of surviving in North America. Each have an outstanding supporting cast, and has performed better than I ever would have thought possible. This business is the class of the industry. With revenues split fairly evenly between printed circuit board chemicals and surface treatment chemicals this business generated 13% operating profit in the June quarter, in a market (printed circuits) where demand was 40% to 50% lower than calendar year 2000. Simply, remarkable. Every day this major industry downturn continues, we strengthen against our competitors. We believe there is more than $50 million in market recovery potential one of these days. We generated 60% incremental gross profit this quarter. The upside will be very interesting. Longer term this will be a very good business. In Surface Treatment we see modest but attractive trends working in our favor. In printed circuits the long-term growth will be extremely attractive driven by applications growth and an expanding share of GDP for electronics over time.

OFFSHORE FLUIDS led by Ray Pickens, is an extremely attractive niche opportunity with a tremendous team of dedicated clan members.

Finally that leaves ELECTRONIC MANUFACTURING, Eurocir; our 60% owned JV in Spain. Our partners are the best operators in this business, resulting in a profitable business even in these difficult times, however it is not core, and will be monetized at some future point.

A major factor in deciding a more modest, incremental approach, is my thoughts about management. In the last annual report I mentioned management bench strength. Management is certainly an issue if we substantially changed the scale and complexity of MacDermid. In our business model however, we have battle hardened leaders who in my view, are world class by any standards. This applies not only to the small hand full of the most senior managers I mentioned, but many more spread all around the world. With our team, I am extremely confident we can execute this plan successfully.






Yes, we have great businesses, especially in my view, as measured by the potential to generate per share intrinsic value. With the very rare exception of certain direct competitors, we would find it difficult to find larger acquisitions that would meet our business model standards. I'm not sure how many other great businesses like ours there are out there. So, from any angle I can see, our destiny seems clear, build a great enterprise step by step without any bold fancy moves. What can the future look like? Certainly not the 25% growth we talked about in the past. I now consider that inappropriate. Is a 15% goal realistic? I believe it is possible, although by no means assured. To grow by 15% by supplementing our organic growth with small bolt on acquisitions financed with a portion of our free cash flow appears doable to me. Think of it as "capital expenditure acquisitions". By that I mean that we can operate our business reinvesting the "normal" amount others would spend just for cap ex, only we will spread the investment between cap ex and "operating acquisitions". In fact, I believe we could not spend all of our free cash flow on acquisitions without growing at too fast a rate. Therefore we intend to have free cash flow left over after the cap ex acquisitions to reduce debt or to buy back stock.

 We believe there are great opportunities for growth. So many in fact we can forego the risky "Tyco type" acquisitions for a much more measured approach. Will we be the next General Electric? Most assuredly not. We will be a highly principled, disciplined, per share focused, cash flow organism.

We have a very long-term view. As I write this I am 53 years old. I often tell our management team my personal time horizon is 15 to 20 years. The Board of Directors however, may have a very different view at any point along the way, as I am employed at will, as it should be. With my personal net worth almost entirely made up of MacDermid stock, I can assure you our eye is on the ball. This has been a great company for most of its 80-year history. There is no short-term gamesmanship that could possibly make it worthwhile to put all that at risk. I promise you we will continue to follow the MacDermid philosophy of honesty and integrity, and while our approach may not be common, we hope it will be wise.

Sincerely,


Dan  Leever
Chairman  &  CEO